UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 29, 2010
Keithley Instruments, Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-9965	34-0794417

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

28775 Aurora Road, Solon, Ohio	44139

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (440) 248-0400
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Agreement and Plan of Merger
     On September 29, 2010, Keithley Instruments, Inc., an Ohio corporation (the “Company”), announced that it had entered into an Agreement and Plan of Merger, dated as of September 29, 2010 (the “Merger Agreement”), with Danaher Corporation, a Delaware corporation (“Parent”), and Aegean Acquisition Corp., an indirect wholly-owned subsidiary of Parent and an Ohio corporation (“Merger Sub”). The Merger Agreement contemplates that Merger Sub will be merged (the “Merger”) with and into the Company, with the Company continuing as the surviving corporation and an indirect wholly-owned subsidiary of Parent.
     Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding Common Share and Class B Common Share of the Company (together, the “Company Shares”), other than shares owned directly or indirectly by the Company, Parent or any wholly-owned subsidiary of the Company or Parent and by any shareholders who properly exercise their rights as dissenting shareholders under Ohio law, will be cancelled and converted into the right to receive $21.60 in cash, without interest (the “Merger Consideration”). Each outstanding option to purchase Company Shares, whether vested or unvested, will become fully vested and will be converted into the right to receive an amount in cash equal to the product of (x) the total number of Company Shares subject to such option and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of such option, less tax withholdings. Each outstanding award of restricted share units, deferred share units and performance award units, whether vested or unvested, will become fully vested and will be converted into (i) with respect to restricted share units and deferred share units, the right to receive an amount in cash equal to the product of the Merger Consideration multiplied by the number of restricted share units or deferred share units, as applicable, granted by the award, and (ii) with respect to performance award units, except as otherwise provided in a change in control agreement or employment agreement with certain officers of the Company, an amount in cash equal to the product of the Merger Consideration multiplied by the number of Company Shares represented by the initial award value under the award agreement, in each case less tax withholdings.
     The Company, Parent and Merger Sub have made customary representations, warranties and covenants in the Merger Agreement, including, among others, the Company covenants, subject to certain exceptions that allow the Company’s Board of Directors to comply with its fiduciary duties, not to (i) solicit alternative transactions, (ii) enter into agreements with respect to alternative transactions, or (iii) participate in discussions regarding, or furnish or disclose nonpublic information with respect to, alternative transactions. Subject to certain exceptions that allow the Board of Directors to comply with its fiduciary duties, the Company also covenants in the Merger Agreement not to take any action that would constitute a Company Adverse Recommendation Change (as defined in the Merger Agreement) or approve or recommend an agreement with respect to an alternative transaction.
     The Merger Agreement contains termination rights for both the Company and Parent. Upon termination of the Merger Agreement under certain circumstances, the Company may be required to pay Parent a termination fee of $10,000,000.
     The completion of the Merger is subject to various customary closing conditions, including obtaining the approval of the Company’s shareholders and expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The consummation of the Merger is not subject to a financing contingency.
     In connection with the execution of the Merger Agreement, on September 29, 2010, Keithley Investment Co. Limited Partnership (the “Principal Shareholder”), a partnership of which Joseph P. Keithley, the Company’s Chairman, President and Chief Executive Officer, is general partner, entered into a voting agreement (the “Voting Agreement”) under which it agreed to vote a number of its Class B Common Shares representing 19.99% of the outstanding voting power of the Company in favor of adoption of the Merger Agreement. The Voting Agreement will terminate upon the earliest to occur of (i) the effective time of the Merger, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) at the option of the Principal Shareholder, upon the execution or granting of any amendment, modification, change or waiver with respect to the Merger Agreement subsequent to the date of the Voting Agreement that results in any decrease in the price to be paid per share for the Common Shares and/or Class B Common Shares or any change in the form of consideration to be received by the holders of such shares in the Merger or is otherwise adverse to the stockholders of the Company. As of the date hereof, the Principal Shareholder, together with Joseph P. Keithley, owns Company Shares representing approximately 63% of the total combined voting power of the outstanding Company Shares. Pursuant to the Voting Agreement, the Principal Shareholder also agreed not to transfer or dispose of any of its Company Shares, enter into any voting arrangement or grant any proxies with respect to its Company Shares, or convert its Class B Common Shares into Common Shares.
     The foregoing summaries of the terms of the Merger Agreement and Voting Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto, and the Voting Agreement, which is filed as Exhibit 10.1 hereto, respectively, and are incorporated into this report by reference.
     The Merger Agreement has been filed to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of the specific dates therein, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing those matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Parent or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
Additional Information and Where to Find It
     The Company intends to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and a definitive proxy statement and other relevant materials in connection with the proposed Merger. The definitive proxy statement will be sent or given to the shareholders of the Company. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE MERGER, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The proxy statement and other relevant materials (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov, or by going to the Company’s website at http://ir.keithley.com.
Participants in the Solicitation
     The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed Merger. INFORMATION ABOUT THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS IS SET FORTH IN THE COMPANY’S PROXY STATEMENT ON SCHEDULE 14A FILED WITH THE SEC ON DECEMBER 29, 2009 AND THE COMPANY’S ANNUAL REPORT ON FORM 10-K FILED WITH THE SEC ON DECEMBER 14, 2009. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Merger will be included in the proxy statement that the Company intends to file with the SEC.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On September 29, 2010, the Company entered into an Amended and Restated Employment Agreement (the “Amended Employment Agreement”) with Mark J. Plush, the principal financial officer of the Company. The Amended Employment Agreement provides that, if within thirty-six months following a Change in Control (as defined in the Amended Employment Agreement), the Company terminates Mr. Plush’s employment other than For Cause (as defined in the Amended Employment Agreement) or the executive resigns for Good Reason (as defined in the Amended Employment Agreement) (each, a “Triggering Event”), Mr. Plush will be entitled to the following benefits:
•	1.5 times the higher of his annual salary at the time of the Change in Control or the Triggering Event, paid out in monthly installments over a 24-month period;

•	full participation in the annual bonus plan if termination of employment is subsequent to June 30 of the respective fiscal year; and

•	a supplemental retirement benefit reflecting the difference between the benefits that would be payable to Mr. Plush under the Company’s pension plan if he were fully vested and his compensation, as defined in the pension plan, was equal to the highest amount of annual compensation he earned in the final three years prior to termination, and his actual benefits payable under the pension plan.
     Mr. Plush will also receive continued medical, welfare and other benefit coverage until the earlier of the date on which he is eligible to receive comparable benefits from another employer and the 24-month anniversary of the Triggering Event, as well as continued fringe perquisites to which Mr. Plush was entitled immediately prior to termination for a period of 18 months following the Triggering Event. The Company will also provide reimbursement for certain outplacement services up to a cost of $10,000.
     Equity awards held by Mr. Plush as of a Change in Control will be treated in accordance with the provisions set forth in the applicable equity award plans and agreements, except that in the case of performance award units, Mr. Plush will be entitled to a payout equal to the greater of (x) the initial award amount specified in his agreement and (y) the award amount that would be paid out under the agreement if the Company’s performance as of the vesting date for the award was the Company’s actual performance as of the Change in Control date, but such payout cannot be more than 1.5 times the initial award amount.
     In addition, payments to Mr. Plush are conditioned upon his covenant not to (i) accept employment directly or indirectly with any competitor of the Company, (ii) allow use of his name by or in any competitive business, (iii) employ the services of any other employee of the Company without the Company’s written permission or (iv) be unreasonably unavailable for consultation by the officers and directors of the Company until such time as Mr. Plush turns 65.
     The above summary of the Amended Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Employment Agreement, which is filed as Exhibit 10.2 hereto and is incorporated into this report by reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

EXHIBIT NUMBER		DESCRIPTION
2.1	—	Agreement and Plan of Merger, dated as of September 29, 2010, by and among Danaher Corporation, Aegean Acquisition Corp. and Keithley Instruments, Inc.

10.1	—	Voting Agreement, dated as of September 29, 2010, by and among Danaher Corporation, Aegean Acquisition Corp. and Keithley Investment Co. Limited Partnership

10.2	—	Amended and Restated Employment Agreement, dated September 29, 2010, by and between Keithley Instruments, Inc. and Mark J. Plush

99.1	—	Press Release dated September 29, 2010

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Keithley Instruments, Inc.
September 29, 2010	By:	/s/ Mark J. Plush
		Name:	Mark J. Plush
		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of September 29, 2010, by and among Danaher Corporation, Aegean Acquisition Corp. and Keithley Instruments, Inc.

10.1	Voting Agreement, dated as of September 29, 2010, by and among Danaher Corporation, Aegean Acquisition Corp. and Keithley Investment Co. Limited Partnership

10.2	Amended and Restated Employment Agreement, dated September 29, 2010, by and between Keithley Instruments, Inc. and Mark J. Plush

99.1	Press Release, dated as of September 29, 2010